EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended May 23, 2014

Current Month				Rolling Performance*				Rolling Risk Metrics* (June 2009 – May 2014)
Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.9%	0.2%	-6.0%	-7.7%	-8.3%	-5.9%	0.3%	-5.9%	10.3%	-28.6%	-0.5	-0.7
B**	0.8%	0.2%	-6.3%	-8.3%	-8.9%	-6.5%	-0.4%	-6.5%	10.3%	-29.9%	-0.6	-0.8
Legacy 1***	0.9%	0.3%	-5.2%	-5.8%	-6.3%	-4.0%	N/A	-4.0%	10.1%	-23.7%	-0.4	-0.5
Legacy 2***	0.9%	0.3%	-5.3%	-6.0%	-6.6%	-4.3%	N/A	-4.3%	10.1%	-24.4%	-0.4	-0.6
Global 1***	0.9%	0.4%	-5.1%	-5.4%	-5.6%	-4.9%	N/A	-4.9%	9.7%	-22.7%	-0.5	-0.6
Global 2***	0.9%	0.4%	-5.2%	-5.6%	-5.8%	-5.1%	N/A	-5.1%	9.7%	-23.8%	-0.5	-0.7
Global 3***	0.9%	0.3%	-5.8%	-7.1%	-7.4%	-6.8%	N/A	-6.8%	9.7%	-30.1%	-0.7	-0.9

S&P 500 Total Return Index****	1.2%	1.1%	3.7%	19.0%	14.7%	18.1%	7.6%	18.1%	13.4%	-16.3%	1.3	2.3
Barclays Capital U.S. Long Gov Index****	-0.7%	1.5%	10.8%	1.7%	7.6%	7.3%	7.1%	7.3%	11.2%	-15.5%	0.7	1.2
*	Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.
**	Units began trading in August 2003.
***	Units began trading in April 2009.
****	Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	25%					25%
Energy	12%	Long	Brent Crude Oil	3.8%	Long	12%	Long	Brent Crude Oil	3.8%	Long
			Crude Oil	3.3%	Long			Crude Oil	3.3%	Long
Grains/Foods	9%	Long	Soybeans	3.2%	Long	9%	Long	Soybeans	3.2%	Long
			Soybean Meal	1.3%	Long			Soybean Meal	1.3%	Long
Metals	4%	Long	Zinc LME	1.0%	Long	4%	Long	Zinc LME	1.0%	Long
			Silver	0.7%	Short			Silver	0.7%	Short
FINANCIALS	75%					75%
Currencies	27%	Short $	British Pound	4.4%	Long	27%	Short $	British Pound	4.4%	Long
			Mexican Peso	2.5%	Long			Mexican Peso	2.5%	Long
Equities	21%	Long	S&P 500	4.6%	Long	21%	Long	S&P 500	4.5%	Long
			DAX Index	2.9%	Long			DAX Index	2.9%	Long
Fixed Income	27%	Long	Bunds	4.8%	Long	27%	Long	Bunds	4.8%	Long
			U.S. Treasury Bonds	3.4%	Long			U.S. Treasury Bonds	3.4%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy
Prices in the crude oil and petroleum byproduct markets rose due to a decline in U.S. inventories and increased seasonal demand.  Supply concerns caused by geopolitical tensions in Ukraine also contributed to elevated energy prices.

Grains/Foods
Wheat prices declined over 3% after the U.S. Department of Agriculture announced the 2014-2015 crop yield was on track to produce the second largest supply in history.  Soybean prices increased as a result of increased demand for livestock feed in China.

Metals
Aluminum prices rallied by more than 2% amidst speculation supplies will fall short of global demand in 2014.  Nickel prices rose by more than 3% as an export ban by the Indonesian government restricted global supplies.

Currencies
The Australian dollar depreciated against counterparts because weaker-than expected consumer confidence data supported beliefs the Reserve Bank of Australia will not raise interest rates during its next meeting.  The U.S. dollar strengthened against the euro and the Japanese yen because of investor confidence fostered by strong U.S. manufacturing and home sales data.

Equities	Global equity markets rallied due to increased risk appetite among global investors; bullish manufacturing data from the U.S. and China drove the rallies.
Fixed Income	Prices for 30-Year U.S. Treasuries and German Bunds fell modestly after Federal Reserve Chair Yellen suggested interest rates may rise at a slower pace than was previously anticipated.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor’s 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment’s performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park’s drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.